Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-187849 and Form S-8 No. 333-191093) and related prospectuses of our report dated September 17, 2013 with respect to the Statement of Revenues and Certain Operating Expenses of 501 South 5th Street included in this Current Report (Form 8-K/A) of Select Income REIT.

/s/ Ernst & Young LLP

Boston, MA

September 17, 2013